Exhibit 99.5

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

Jeffrey W. Church
Chief Financial Officer
(240) 632-5510
jchurch@genvec.com

GENVEC OFFERING UP TO 4,000,000 SHARES OF COMMON STOCK
IN A BEST EFFORTS OFFERING

     GAITHERSBURG, Md (April 14, 2004) — GenVec, Inc. (Nasdaq: GNVC) announced today that it is offering, through Stonegate Securities, Inc., as placement agent, to sell up to 4,000,000 shares of its common stock for $3.15 per share, prior to commissions, in a best efforts offering. The placement agent is not required to sell a minimum number or dollar amount of shares. The closing of the offering is expected to take place later this week, subject to the satisfaction of customary closing conditions.

     GenVec plans to use the net proceeds of this financing for product development activities, including support of clinical trials, expansion of manufacturing capabilities and other general corporate purposes.

     This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering is being made by means of a prospectus supplement and related prospectus that is part of GenVec’s shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission on January 2, 2003.

     About GenVec

     GenVec is a publicly held biopharmaceutical company developing novel therapies that improve patient care in the areas of cancer, heart disease, and vision loss. GenVec also has funded vaccine programs for HIV, SARS, malaria and dengue virus. Additional information on GenVec is available at www.genvec.com and in GenVec’s various filings with the Securities and Exchange Commission.

     Statements herein relating to the use of the net proceeds from the offering and the expected date of closing of the offering are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include risks and uncertainties related to the number of shares of our common stock, if any, that actually may be sold, the price at which such shares actually may be sold, reliance on the efforts of third parties, risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s common stock, business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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